UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2020

_____________________

InfuSystem Holdings, Inc.

(Exact name of registrant as specified in its charter)

_________________________

Delaware	001-35020	20-3341405
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3851 West Hamlin Road

Rochester Hills, Michigan 48309

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 291-1210

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

___________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, par value $0.0001 per share	INFU	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2020, InfuSystem Holdings, Inc. (the “Company”) entered into a First Amendment to Employment Agreement (the “Amendment”) with Richard DiIorio, the Company’s Chief Executive Officer, President and member of the Company’s Board of Directors (the “Board”). The Amendment was approved by the Board to ensure that Mr. DiIorio’s Employment Agreement, dated November 15, 2017 (the “Employment Agreement”), as amended by the Amendment, contains appropriate market-based terms not previously set forth in the Employment Agreement, including an increase to his annual base salary and annual incentive compensation bonus and additional equity grants.

The Amendment amends the Employment Agreement to increase Mr. DiIorio’s base annual salary to $550,000 and to increase the annual incentive compensation bonus for Mr. DiIorio to up to seventy percent (70%) of his base salary, or $385,000, based upon satisfaction of certain performance objectives.

The Company has granted 20,000 service-based Restricted Stock Units (“RSUs”) to Mr. DiIorio which will vest 10,000 RSUs one year from the data of grant and 10,000 RSUs two years from the date of the grant. Additionally, the Company has granted Mr. DiIorio an additional 180,000 performance-based RSUs which will vest in accordance with the following schedule (with the indicated Company stock price being the closing price achieved for ten consecutive trading days prior to the applicable expiration date):

Amount of Grant	Restriction on Vesting	Expiration Date
60,000 RSUs	Stock price of $18.00 per share	Three years from date of grant
60,000 RSUs	Stock price of $20.00 per share	Three years from date of grant
60,000 RSUs	Stock price of $22.00 per share	Three years from date of grant

The foregoing RSU grants were made on August 24, 2020 and the terms of the awards are subject to the Restricted Stock Unit Agreements entered into by the Company and Mr. DiIorio on the same date.

Pursuant to the Amendment, the Company will provide Mr. DiIorio with a Company-leased automobile selected by Mr. DiIorio (subject to the approval of the Company as to a reasonable amount) during the term of the Employment Agreement.

The Amendment also amends the Employment Agreement to add change of control provisions defining a “Change of Control” to mean (a) the sale of all or substantially all of the assets of the Company; (b) the merger or recapitalization of the Company whereby the Company is not the surviving entity; or (c) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of fifty percent (50%) or more of the outstanding voting securities of the Company by any person, trust, entity or group. The Amendment also amends the Employment Agreement to specify that a “Change of Control Termination” means an “Involuntary Termination” as defined in the Employment Agreement within two months prior to, or six months following, a Change of Control and provide that a termination may be either an Involuntary Termination or a Change of Control Termination, but not both.

The Amendment also amends the Employment Agreement to provide that if Mr. DiIorio’s employment is terminated by reason of a Change of Control Termination (other than a “Termination for Cause” as defined in the Employment Agreement), he will be entitled to receive the following amounts: (i) the unpaid base salary earned for services rendered through the date of such termination; (ii) any accrued and unpaid any accrued but unpaid incentive compensation earned in the previous year (“Bonus Amount”); (iii) unreimbursed amounts to which he is entitled to reimbursement under the Employment Agreement; (iv) a lump sum severance payment in an aggregate amount equal to twelve (12) months of Mr. DiIorio’s then current base salary; and (v) three (3) months of COBRA coverage. The severance payments and benefits specified in the immediately foregoing clauses (iv) and (v) will be contingent upon Mr. Mr. DiIorio’s execution and delivery of an unconditional general release, in a form satisfactory to the Company and Mr. DiIorio’s continued performance of his obligations pursuant to the covenants contained in the Employment Agreement.

Except as summarized above, the Employment Agreement remains materially unchanged.

The foregoing descriptions of the Amendment and Restricted Stock Unit Agreements are only a summary, do not purport to be complete, and are qualified in their entirety by the terms of the Amendment, Restricted Stock Unit Agreement (Service-Based) and Restricted Stock Unit Agreement (Performance-Based), which are filed as Exhibits 10.1, 10.2 and 10.3 hereto, respectively, and incorporated by reference herein.

Item 9.01.      Financial Statements and Exhibits.

 (d) Exhibits

Exhibit No.	Description
10.1	Amendment to Employment Agreement, dated August 24, 2020, between the Company and Richard DiIorio.
10.2	Restricted Stock Unit Agreement (Service-Based), dated August 24, 2020, between the Company and Richard DiIorio.
10.3	Restricted Stock Unit Agreement (Performance-Based), dated August 24, 2020, between the Company and Richard DiIorio.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFUSYSTEM HOLDINGS, INC.

	By:	/s/ Barry Steele
Dated: August 25, 2020		Barry Steele Chief Financial Officer